 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2016 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 28, 2016, hhgregg, Inc.’s (the “Company”) wholly-owned subsidiary, Gregg Appliances, Inc. (“Gregg Appliances”), entered into Amendments No. 2 and 3 to the Amended and Restated Loan and Security Agreement (“Amendments No. 2 & 3”) with Wells Fargo Bank, N.A., as administrative agent and collateral agent for the lenders, and the lenders party thereto which amended, extended and resized the $400 million Senior Secured Asset-Based Credit Facility (“the ABL Facility”). Amendments No. 2 & 3, resized the maximum amount available under the ABL Facility to $300 million, comprised of a $20 million first-in last-out revolving tranche (“the FILO”) and a $280 million revolver, subject to borrowing availability, and extended the maturity date of the ABL Facility to June 28, 2021.
 Under the ABL Facility, as amended by Amendments No. 2 & 3, the first $20 million of borrowings will be applied to the FILO, subject to a borrowing base equal to the sum of (i) 5% of the eligible credit card A/R and (ii) 10% of the net orderly liquidation value of eligible inventory, in each case subject to customary reserves and eligibility criteria. Under the FILO, the inventory advance rate is reduced by 0.5% per quarter to 6.0% and will remain at 6.0% unless the fixed charge coverage ratio is less than 1.0x, then it will reduce by 0.5% each quarter to 5.0%. If the fixed charge coverage ratio is less than 1.0x at that time, the inventory advance rate is reduced to 0.25% each quarter. Interest on the borrowings under the FILO are payable at a fluctuating rate based on LIBOR plus an applicable margin of 450-500 bps based on the average quarterly excess availability.
Borrowings greater than $20 million are subject to similar terms and rates as defined prior to Amendments No. 2 & 3. As defined, under the ABL Facility, the defined borrowing base is equal to the sum of (i) 90.0% of the net orderly liquidation value of all eligible inventories and (ii) 90% of all commercial and credit card receivables, in each case subject to customary reserves and eligibility criteria. Interest on the revolver is payable at a fluctuating rate based on LIBOR plus an applicable margin of 150-200 bps based on the average quarterly excess availability.
Amendments No. 2 & 3 requires payment to the lenders of a commitment fee totaling approximately $1,350,000. With Amendments No 2. & 3, the Company expects $20 million in increased availability effective on the date of closing.
A copy of Amendments No. 2 & 3 are attached hereto as Exhibits 10.40 and 10.41 and are hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure
On June 28, 2016, the Company issued a press release announcing the closing of Amendments No. 2 & 3. A copy of the press release is attached hereto as Exhibit 99.1
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.40	Amendment No. 2 to Amended and Restated Loan and Security Agreement
10.41	Amendment No. 3 to Amended and Restated Loan and Security Agreement
99.1	Press Release of hhgregg, Inc dated June 28, 2016

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HHGREGG, INC.

Dated: June 28, 2016	/s/ Robert J. Riesbeck
Robert J. Riesbeck
Interim President and Chief Executive Officer & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.40	Amendment No. 2 to Amended and Restated Loan and Security Agreement
10.41	Amendment No. 3 to Amended and Restated Loan and Security Agreement
99.1	Press Release of hhgregg, Inc dated June 28, 2016

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